Exhibit 99.6

FIRST NATIONAL CORPORATION
NOMINEE HOLDER CERTIFICATION

The undersigned, a broker, custodian bank, trustee, depositary or other nominee holder of rights (the “Rights”) to purchase shares of First National Corporation (the “Company”) pursuant to the rights offering described and provided for in the Company’s registration statement, as amended, and final prospectus dated __________, 2012 (the “Prospectus”), hereby certifies to the Company and Registrar and Transfer Company, as subscription agent for the Rights Offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the basic subscription right (as defined in the Prospectus), and on behalf of beneficial owners of Rights who have subscribed for the purchase of additional shares pursuant to the over-subscription privilege (as defined in the Prospectus), listing separately below each such exercised basic subscription right and the corresponding over-subscription privilege (without identifying any such beneficial owner), and (2) each such beneficial owner’s basic subscription right has been exercised in full:

Number of Shares of Common Stock Owned on the Record Date	Rights Exercised Pursuant to Basic Subscription Rights	Number of Shares Subscribed For Pursuant to Over- Subscription Privilege

1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

Provide the following information if applicable:

Depository Trust Company (“DTC”) Participant Number

Participant Name:

By:

Name:

Title:

DTC Basic Subscription Confirmation Number(s)